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WELLS
FARGO
GS Mortgage Securities Corporation II
200 West Street,
New York, NY 10282
RE: Annual Statement of Compliance
The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate
Administrator for the Home Depot Brush Avenue Loan Combination (in such capacities, "Wells Fargo"), hereby certifies as follows as of and for the year ending
December 31, 2014 (the "reporting period"):
(a)
A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision;
and
(b)
To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.
March 19, 2015
/s/ Brian Smith
Brian Smith
Vice President

To: GS Mortgage Securities Corporation II
Schedule A
List of Servicing Agreement(s) and Series
1.
Pooling and Servicing Agreement dated as of November 1, 2013, by and among RBS COMMERCIAL FUNDING INC., as Depositor, WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS,
LLC, as Special Servicer, TRIMONT REAL ESTATE ADVISORS, INC., as Trust
Advisor, U.S. BANK NATIONAL ASSOCIATION, as Trustee, and Wells Fargo
Bank, N.A. as Certificate Administrator, Tax Administrator and Custodian
relating to the Series WFRBS 2013-C17 Commercial Mortgage Pass-Through
Certificates relating to the Home Depot Brush Avenue Loan Combination, a pari passu portion of which is included in the Series GS MORTGAGE
SECURITIES CORPORATION II, Commercial Mortgage Pass-Through
Certificates Series 2013-GCJ16 transaction.

To: GS Mortgage Securities Corporation II
Schedule B
Material Non-Compliance with Servicing Obligations
Not Applicable